Exhibit 10.6

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of December 18, 2023, is entered into by and among Neoleukin Therapeutics, Inc., a Delaware corporation (the “Company”), Equiniti Trust Company, LLC, a New York limited liability trust company, as the Rights Agent, and Donna Cochener as the Lease Representative.

RECITALS

WHEREAS, the Company, Project North Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Neurogene Inc., a Delaware corporation (“Neurogene”), have entered into an Agreement and Plan of Merger, dated as of July 17, 2023 (the “Merger Agreement”), pursuant to which Neurogene will merge with and into Merger Sub and become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described; and

WHEREAS, the Parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of more than 30% of the outstanding CVRs, as reflected on the CVR Register.

“Calendar Half” means the successive periods of six consecutive calendar months ending on June 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Half shall commence on the date of this Agreement and shall end on June 30, 2024, and (b) the last Calendar Half shall commence on the first day after the full Calendar Half immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Calendar Quarter” means the successive periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on March 31, 2024, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Common Stock” means the common stock, $0.000001 par value, of the Company. “CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to this Agreement.

“CVR Cash Payment” means, in a given Calendar Quarter, a cash payment equal to (i) the Net Proceeds (if any) received by the Company (subject to the first proviso in the definition for the term “CVR Payment” herein), plus (ii) the Lease CVR Amount (if applicable).

“CVR Payment” means any CVR Cash Payment or CVR Stock Payment; provided that the Company, in its reasonable discretion as resolved by the Company’s Board of Directors, may withhold up to 15% of any CVR Payment to provide for the satisfaction of (a) indemnity obligations under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions and (b) any Loss arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Potentially Transferable Assets during the CVR Term; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than three years following the date such Net Proceeds would have otherwise been distributed to the Holders in the CVR Payment from which such Net Proceeds were otherwise deducted; provided, further, that, such withholding shall not be permitted (and any remaining amounts withheld shall be distributed to the Holders) if (i) the applicable indemnification period under the applicable Disposition Agreement related to such CVR Payment has expired by its terms or (ii) the maximum aggregate liability in respect of the applicable indemnification obligations has been held back or setoff (including any amounts deposited in escrow) by the purchaser or acquiror under the applicable Disposition Agreement.

“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register at the time of such CVR Payment.

“CVR Payment Period” means (a) in the case of a CVR Payment arising in connection with a Disposition Agreement or a Lease Termination, a period equal to the Calendar Quarter ending after the effective date of a Disposition Agreement or a Lease Termination, (b) in the case of a CVR Payment arising in connection with a Lease Sublease CVR, a period equal to the Calendar Half in which the applicable sublease payment is received, (c) in the case of a CVR Payment arising in connection with clause (c) of the definition of Gross Proceeds, the first Calendar Quarter in which such CVR Payment is payable, or (d) in the case of a CVR Payment arising in connection with clause (d) of the definition of Gross Proceeds, the first Calendar Quarter in which such CVR Payment is payable; provided, that, notwithstanding anything to the contrary in this definition, in the case of any CVR Payment that is less than $500,000, the CVR Payment shall be made in the Calendar Quarter (or, in the case of clause (b) of this definition, Calendar Half) following the first Calendar Quarter or Calendar Half, as applicable, in which the sum of such CVR Payment and any other CVR Payment that is then payable equals or exceeds $500,000; provided further, that any unpaid CVR Payments shall be distributed before the Expiration Date regardless of whether the accrued CVR Payments at such time equal or exceed $500,000.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of the Company, signed on behalf of the Company, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.

“CVR Stock Payment” means a number of shares of Common Stock equal to the quotient determined by dividing (a) the sum of (i) the applicable Lease CVR Amount, plus (ii) the Net Proceeds received by the Company in a given Calendar Quarter (subject to the first proviso in the definition for the term “CVR Payment” herein) by (b) the volume weighted average price of the Common Stock for the five trading days ending the day prior to the date of issuance of the shares comprising the CVR Stock Payment.

“CVR Term” means the period beginning on the Closing and ending on the Expiration Date.

“Disposition” means the sale, license, transfer or other disposition (including any disposition providing for milestone payments, royalty payments or similar payments received pursuant to licensing arrangements or strategic partnerships) of any Potentially Transferable Asset (including any such sale or disposition of equity securities in any Subsidiary established by the Company to hold any right, title or interest in or to any Potentially Transferable Asset).

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between the Company or its Affiliates and any Person who is not an Affiliate of the Company regarding a Disposition and either (a) entered into prior to date hereof and set forth on Schedule 1.1 hereto (a “Pre-Closing Disposition”), or (b) entered into during the Disposition Period (a “Post-Closing Disposition”). For clarity, any agreement providing for a Disposition that is entered into after the first anniversary of the Closing Date shall not be a “Disposition Agreement.”

“Disposition Period” means the period beginning on the Closing Date and ending 12 months thereafter.

“Expiration Date” means June 30, 2029.

“Gross Proceeds” means, without duplication, the sum of (a) 100% of all cash consideration and the actual liquidation value of any and all non-cash consideration of any kind that is paid to the Company or any of its Affiliates, or is actually received by, the Company or any of its Affiliates during the CVR Term pursuant to a Pre-Closing Disposition (i.e., relating to Disposition Agreements entered into prior to the Closing Date), (b) 80% of all cash consideration and the actual liquidation value of any and all non-cash consideration of any kind that is paid to the Company or any of its Affiliates, or is actually received by, the Company or any of its Affiliates during the CVR Term pursuant to a Post-Closing Disposition (i.e., relating to Disposition Agreements entered into during the 12-month Disposition Period after the Closing Date), (c) 100% of any Tax refunds received by the Company during the CVR Term relating to Tax Returns filed by the Company prior to the Closing Date and (d) 100% of the unused balance of the Lease Negotiation Holdback as of the Calendar Quarter in which the Lease Representative determines that such portion of the Lease Negotiation Holdback is no longer required to be withheld (or if no such determination is made, as of the Expiration Date), which Lease Negotiation Holdback shall be as is set forth in the Parent Net Cash Schedule (as finally determined in accordance with Section 2.9 of the Merger Agreement). The value of any securities (whether debt or equity) or other non- cash property received as consideration under a Disposition Agreement shall be determined based on the actual realized value on the subsequent sale of such securities or property (net of selling expenses and taxes, if any). Such securities and other non-cash consideration shall not be deemed to constitute “Gross Proceeds” until the subsequent sale of such securities or other property, which sale the Company and its Affiliates shall consummate as soon as reasonably practicable when market conditions, and any restrictions on transfer, permit with respect to such securities or other property.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Lease Agreements” means:

(a) that certain Lease Agreement by and between the Company and ARE-Eastlake Avenue No. 3, LLC, dated December 23, 2019, as amended by that certain First Amendment to Lease by and between the Company and ARE-Seattle No. 28, LLC, dated November 5, 2020, for 188 East Blaine Street, Seattle, WA 98102; and

(b) that certain Lease Agreement by and between the Company and ARE-Eastlake Avenue No. 3, LLC, dated September 23, 2019, as amended by that certain First Amendment to Lease by and between the Company and ARE-Eastlake Avenue No. 3, LLC, dated June 18, 2020, and that certain Second Amendment to Lease by and between the Company and ARE-Eastlake Avenue No. 3, LLC, dated March 16, 2021, for 1616 Eastlake Avenue East, Seattle, Washington 98102 (the “1616 Eastlake Lease”).

“Lease CVR Amount” means, for any CVR Payment Period, an amount calculated as follows:

(a) if either Lease Agreement is terminated or assigned to a third party following the Closing with no continuing payment or other obligations (excluding, for the avoidance of doubt, any reasonable and customary obligations with respect to customary warranties and similar obligations of a transferor or sublessor pursuant to which no payments (other than de minimis administrative and similar payments) are then reasonably anticipated) on the part of the Company (a “Lease Termination”) and such Lease Termination reduces the Company’s liabilities below 100% of the Remaining Financial Obligations, then an amount equal to (x) 100% of the amount by which the aggregate value of the expected financial obligations under such Lease Termination is less than the Remaining Financial Obligations, minus (y) any amounts payable by the Company associated with such Lease Termination, to the extent such amounts have not been previously accounted for in the final determination of the Parent Lease Obligation in accordance with the Merger Agreement, including, for the avoidance of doubt, any expenses incurred in excess of the Lease Negotiation Holdback arising in connection with the engagement of the Lease Representative or other third party (“Lease Representative Expenses”) to the extent such Lease Representative Expenses have not been previously offset from the final determination of Parent Net Cash in accordance with the Merger Agreement and not returned in connection with clause (d) of the definition of Gross Proceeds; provided, that, such expenses shall not include any expenses paid to any broker, advisor or representative that is engaged by the Company without the prior consent of the Lease Representative (such consent not to be unreasonably withheld, conditioned or delayed) (a “Lease Termination CVR”), or

(b) if prior to or following the Closing, either Lease Agreement is assigned to a third party or subleased, in either case other than pursuant to a Lease Termination (a “Sublease/Partial Assignment”), then, for the period of time beginning on the Closing and ending on the Expiration Date, an amount equal to (w) the sublease payments actually paid by the subtenant to the Lessor or to the Company during any Calendar Half; provided, that no CVR Payment shall be owed by the Company to the Holders for amounts paid by the subtenant of the 1616 Eastlake Lease between the date of this agreement and June 30, 2024 and included in the final determination of Parent Net Cash in accordance with the Merger Agreement, minus (x) the amount paid by the Company to the Lessor during such Calendar Half, to the extent such amounts have not been previously accounted for in the final determination of the Parent Lease Obligation in accordance with the Merger Agreement, minus (y) any expenses associated with the Sublease/Partial Assignment (without duplication), including any Lease Representative Expenses (without duplication) to the extent such Lease Representative Expenses have not been previously offset from the final determination of Parent Net Cash in accordance with the Merger Agreement; provided, that, such expenses shall not include any expenses paid to any broker, advisor or representative that is engaged by the Company without the prior consent of the Lease Representative such consent not to be unreasonably withheld, conditioned or delayed) (a “Lease Sublease CVR”); provided, further, that in no event shall the aggregate value of any amounts paid pursuant to clause (b) exceed an amount equal to the Remaining Financial Obligations.

“Lease Representative” means Donna Cochener and her successors appointed in accordance with Section 4.6.

“Lessor” means the “Landlord” as defined in each of the Lease Agreements.

“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with the Company’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Company or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by the Company or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of the Company or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by the Company’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by the Company or its Affiliates after the Closing Date);

(b) to the extent in excess, together with any Permitted Deductions pursuant to clause (c), in the aggregate, of the BD CVR Holdback, any out of pocket expenses incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date (other than the fees of the Rights Agent described herein and any out-of-pocket expenses incurred in the ordinary course in connection with SEC reporting and related financial reporting/accounting matters pertaining to this Agreement, which shall not be a Permitted Deduction) or in respect of its performance of any Contract in connection with any Potentially Transferable Asset, including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights that are included in the Potentially Transferable Assets;

(c) to the extent in excess, together with any Permitted Deductions pursuant to clause (b), in the aggregate, of the BD CVR Holdback, any additional out of pocket expenses incurred or accrued by the Company or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Potentially Transferable Asset, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;

(d) any Losses incurred or reasonably expected to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of the Company or any of its Affiliates set forth in any Disposition Agreement or this Agreement; provided, that such actual or potential Losses shall no longer be a Permitted Deduction once the risk of Loss has lapsed (at which point the remaining balance shall be subject to distribution hereunder);

(e) any proceeds in consideration for a Disposition pursuant to a Disposition Agreement included in the final determination of Parent Net Cash in accordance with the Merger Agreement;

(f) any Liabilities borne by the Company or any of its Affiliates pursuant to Contracts related to Potentially Transferable Assets, including costs arising from the termination thereof;

(g) any Liabilities that were ascertainable prior to or at the Closing and that would have been required to be included in the calculation of Parent Net Cash under clauses (iv) or (v) of such definition in the Merger Agreement, to the extent that deduction of such Liabilities would have resulted in a change in the Exchange Ratio under the Merger Agreement were such amounts properly deducted; provided, that if the actual value of any Liabilities that were included in the calculation of Parent Net Cash are determined to be less than the accrued amount of such Liabilities that had been included in the calculation of Parent Net Cash, the amount of Permitted Deductions under this clause (g) shall be reduced by the amount of the difference between such actual value and such accrued amount; and

(h) any Liabilities (including professional fees and out-of-pocket expenses) incurred by the Company in pursuit of Tax refunds for the Company relating to Tax Returns filed by the Company prior to the Closing Date.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Premises” means the Premises (as defined, collectively, in the Lease Agreements).

“Potentially Transferable Assets” means any of the assets, technology and intellectual property of the Company related to the Parent Legacy Business.

“Remaining Financial Obligations” means the aggregate amount of the remaining financial obligations of the Company under the Lease Agreements as of a given date, including, without limitation, remaining rent payments (including Base Rent and Additional Rent, as defined in the Lease Agreements), Operating Expenses (as defined in the Lease Agreements) payable by the Company, parking charges, maintenance costs, utilities, and the estimated costs of decommissioning and returning the property to a condition required for surrender to the Lessor (including the remediation of any contamination caused by any Tenant HazMat Operations, as defined in the Lease Agreements).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales and Use Tax Refund Amount” means the aggregate amount of sales and use tax refunds from the State of Washington received by the Company for the 2019 – 2022 tax years.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive CVR Cash Payments or CVR Stock Payments, as elected by the Company in its sole discretion, pursuant to this Agreement. The initial Holders will be the holders of Common Stock and holders of warrants to acquire shares of the Company as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Common Stock and each warrant to acquire shares of the Company, in each case that is outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, those shares of Common Stock issued upon settlement of “Parent Restricted Stock Units” and “Parent Options” pursuant to Sections 6.7(a) and (b) of the Merger Agreement); provided, that the Company shall issue additional CVRs to the holders of certain Parent Options from time to time to the extent such holders exercise such Parent Options pursuant to Section 2.6 of the Merger Agreement.

(b) The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Effective Time and warrants to acquire shares of the Company as of immediately prior to the Effective Time. In addition, the Rights Agent shall reflect in the CVR Register the additional CVRs issued to the holders of certain Parent Options who exercise such Parent Options pursuant to Section 2.6 of the Merger Agreement. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs to each holder of Common Stock and each holder of warrants to acquire shares of the Company as of the Record Time, and to each holder of Parent Options exercising such Parent Options after the Record Time, in each case less any applicable tax withholding, by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) For any payment or partial payment of a CVR Payment that the Company has elected, in its sole discretion, to settle via a CVR Stock Payment, the Company shall, no later than 45 days following the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds or any Lease CVR Amounts arising in connection with a Lease Termination CVR or a Lease Sublease CVR, deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company will make appropriate arrangements with the Rights Agent for shares of Common Stock represented by book-entry shares to be issued as the CVR Stock Payment. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within 10 Business Days) distribute to each Holder by book-entry an amount of shares of Common Stock equal to such Holder’s CVR Payment Amount; provided, that, to the extent the foregoing would result in a Holder receiving a fractional share of Common Stock, such Holder shall forfeit such fractional share. The Rights Agent shall promptly, and in any event within 10 Business Days after receipt of a CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement. Without limiting any of the rights of the Rights Agent under the Agreement, for the avoidance of doubt, except as set forth in Section 4.5, the Company shall have no further liability in respect of the relevant CVR Stock Payment upon delivery instructions to the Rights Agents of such CVR Stock Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company obligations set forth in this Section 2.4(a).

(b) For any payment or partial payment of a CVR Payment that the Company has elected, in its sole discretion, to settle via a CVR Cash Payment, the Company shall, no later than 45 days following the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds or any Lease CVR Amounts arising in connection with a Lease Termination CVR or a Lease Sublease CVR, the Company shall deliver to the Rights Agent a CVR Payment Statement for the such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the applicable CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than 20 Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(b), send each Holder at its registered address a copy of such statement. For the avoidance of doubt the Company shall have no further liability in respect of the relevant CVR Cash Payment upon delivery of such CVR Cash Payment in accordance with this Section 2.4(b) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(b).

(c) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, the Company shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and the Company and the Holders shall use commercially reasonable efforts cooperate with one another to minimize taxes required by applicable law to be withheld or deducted from any payments made under this Agreement. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(c), no further notice shall be required to be given for any future payments of such Withholding Tax. The Company will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as set forth herein or as specifically instructed by the Company.

(d) The parties intend that each CVR Payment be treated as a distribution with respect to equity of the Company, and the parties shall file all Tax Returns in a manner consistent with such treatment unless otherwise required by a change in Law or the good- faith resolution of a controversy with a tax authority with respect thereto.

(e) Any portion of a CVR Payment that remains undistributed to the Holders six months after the applicable Calendar Quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such CVR Payment (which shall be without interest).

(f) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable Calendar Quarter end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public office or a person nominated in writing by the Company.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the Parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the 18 months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Neurogene. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of the Company or, with respect to Section 2.3(d), the Acting Holders.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct; provided, that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in that certain Amendment No. 2 to the Transfer Agency and Registrar Services Agreement, dated as of the date hereof, by and between the Rights Agent and the Company, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall have no responsibility to the Company, any holders of CVRs, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Company, Neurogene or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or Neurogene or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Neurogene resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(p) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(s) The obligations of the Company and the rights of the Rights Agent under Section 2.4, Section 3.1 and this Section 3.2 and shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 15 Business Days following the Closing Date.

Section 4.2 No Obligations of Public Company. For the avoidance of doubt: (a) except as otherwise expressly provided in this Article 4, the Company and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, the Company and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Company and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Potentially Transferable Assets, and (c) following the Disposition Period, the Company shall be permitted to take any action in respect of the Potentially Transferable Assets in order to satisfy any wind-down and termination Liabilities of the Potentially Transferable Assets.

Section 4.3 Prohibited Actions. Unless approved by the Acting Holders, prior to the end of the Disposition Period, the Company shall not grant any lien, security interest, pledge or similar interest in any Potentially Transferable Assets or any Net Proceeds. Unless approved by the Acting Holders, prior to end of the Disposition Period, the Company shall not, and shall not permit its Affiliates to, grant, assign, transfer or otherwise convey any Potentially Transferable Assets (including any option to obtain rights) to any third party other than pursuant to a Disposition Agreement.

Section 4.4 Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm the applicable CVR Payment Amount payable hereunder in accordance with the terms specified in this Agreement.

Section 4.5 Audits. Until the expiration of this Agreement and for a period of one year thereafter, the Company shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which the Company or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Acting Holders, as applicable, unless after an accounting period has been audited by the Acting Holders, as applicable, the Company restates its financial results for such accounting period, in which event the Acting Holders, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.5. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Company to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, the Company shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of 10% or more of the CVR Payment Amount due under this Agreement, in which case the Company shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.

Section 4.6 Lease Representative.

(a) The Lease Representative shall use commercially reasonable efforts to negotiate a Lease Termination or Sublease/Partial Assignment as soon as practicable after the Closing taking into consideration market conditions for facilities comparable to the Premises. The Lease Representative and any brokers or other agents engaged by the Company shall be promptly reimbursed by the Company for any out-of-pocket expenses, as well as reasonable compensation for the Lease Representative’s services at a rate of $375.00 per hour (such aggregate expenses and compensation not to exceed the amount of the Lease Negotiation Holdback that is not returned in connection with clause (d) of the definition of Gross Proceeds). The Lease Representative and the real estate broker shall provide periodic updates (no less than once per month) in the form of a written report (unless otherwise agreed) to the Company’s Chief Financial Officer regarding material developments relating to activities in support of a Lease Termination or Sublease/Partial Assignment. Lease Representative and real estate broker shall not engage in any lease negotiations without engaging with the Company’s Chief Financial Officer in any such negotiations regarding a potential Lease Termination or Sublease/Partial Assignment. The Lease Representative shall have no authority to bind the Company or act as an officer, employee or agent of the Company. Upon the Company’s entry into a Lease Termination or Sublease/Partial Assignment, the Lease Representative’s role shall terminate. The Lease Representative may resign at any time by written notice to the Company and any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 60 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Lease Representative. If the Lease Representative shall be unable to serve in such capacity for a period of 60 consecutive days for any reason prior to the termination of the role or if the Lease Representative resigns pursuant to the immediately preceding sentence, a successor Lease Representative shall be promptly appointed by the Company (which person shall, if an alternate Lease Representative shall have previously been designated by the prior Lease Representative, be the person so designated).

(b) The Company agrees to indemnify the Lease Representative for, and to hold the Lease Representative harmless from and against, any Loss suffered or incurred by the Lease Representative and arising out of or in connection with the Lease Representative’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Lease Representative’s gross negligence, bad faith or willful misconduct; provided, that this Section 4.6(b) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Lease Representative by a Governmental Authority. For the avoidance of doubt, the aggregate cost of the Company’s indemnification obligations under this Section 4.6(b) shall constitute a Permitted Deduction.

Section 4.7 Engagement of Advisors. During the Disposition Period, the Company may engage one or more consultants, investment banks and other advisors to assist with the marketing and sale of the Potentially Transferrable Assets and shall fund such expenses up to the amount of the BD CVR Holdback. During the Disposition Period, the Company will use reasonable efforts to maintain the assets included in the Potentially Transferable Assets, including maintaining the registration of the registered intellectual property rights set forth on Schedule 4.7, but only to the extent that the out-of-pocket costs thereof, in the aggregate, together with any Permitted Deductions pursuant to clauses (b) and (c) of the definition of Permitted Deductions, do not exceed the BD CVR Holdback. The Company will use commercially reasonable efforts to negotiate in good faith with prospective counterparties who make bona fide offers with respect to the Potentially Transferrable Assets during the Disposition Period, consummate any Dispositions of the Potentially Transferrable Assets that are successfully negotiated during the Disposition Period and act in good faith with respect to any potential Disposition. For the avoidance of doubt, the Company shall have no obligation to undertake any marketing efforts with respect to the Potentially Transferrable Assets during the Disposition Period, nor shall the Company have any obligation to solicit competing bids or otherwise maximize the value of any Disposition.

Section 4.8 Additional Covenants. The Company shall use commercially reasonable efforts to pursue the Sales and Use Tax Refund Amount to the extent consistent with applicable Tax Law. The Company shall work with the Lease Representative and shall use commercially reasonable efforts to effectuate a Lease Termination or Sublease/Partial Assignment as soon as practicable after the Closing taking into consideration market conditions for facilities comparable to the Premises, including by (a) continuing to engage a real estate broker with relevant experience and directing that the Premises be listed at market rental rates, (b) maintaining the Premises in appropriate operating condition, (c) allowing potential assignees or lessees to visit and inspect the Premises during normal business hours upon reasonable prior notice, (d) taking actions customary of a tenant seeking to sublease or assign facilities comparable to the Premises in a reasonably expeditious manner and (e) otherwise cooperating with the Lease Representative and acting in good faith with respect to obtaining, negotiating and effectuating a Lease Termination or Sublease/Partial Assignment. The Company and the Lease Representative will meet periodically (at least quarterly) to discuss the status of the efforts of the Company and the Lease Representative to effectuate and negotiate a Lease Termination or Sublease/Partial Assignment. The Company shall not terminate, assign, sublease or materially modify or amend any Lease Agreement without the prior written consent of the Lease Representative (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) with the consent of the person serving as Lease Representative prior to such amendment (other than in the case of a replacement pursuant to the last sentence of Section 4.6(a)), to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(iii) subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iv) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided, that in each case, such provisions do not adversely affect the interests of the Holders;

(v) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(vi) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vii) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(viii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6 or (ii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(ix) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(x) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreements; provided, that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3 Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent. In addition, no supplement or amendment to this Agreement that affects the rights or obligations of the Lease Representative shall be effective unless duly executed by the Lease Representative.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 The Company May Not Consolidate, Etc. During the CVR Term, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b) the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2 Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices to Rights Agent and to the Company. All notices, requests and other communications (each, a “Notice”) to any Party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Corporate Actions

Email:

with a copy, which shall not constitute notice, to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: LegalTeamUS@equiniti.com

if to the Company, to:

Neurogene Inc.

535 W 24th Street, 5th Floor

New York, NY 10011

Attention: Christine Mikail, J.D.

Email:

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan Murr, Branden Berns

Email: rmurr@gibsondunn.com, bberns@gibsondunn.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

Section 7.2 Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3 Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter of this Agreement.

Section 7.4 Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a Party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the Parties hereto; provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5 Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a Party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6 Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.7 Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 7.8 Jurisdiction. In any action or proceeding between any of the Parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Company.

Section 7.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by electronic communications by portable document format (.pdf), which shall be deemed an original. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12 Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the Parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the expiration of the CVR Term. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments have been made, if applicable.

Section 7.13 Funds. All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be deposited in one or more bank accounts to be maintained by Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent shall hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non- appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.

Section 7.14 Further Assurance by Company. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 7.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The Parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

NEOLEUKIN THERAPEUTICS, INC.

By:	/s/ Donna Cochener
Name:	Donna Cochener
Title:	Interim Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President, Corporate Actions Relationship Management & Operations

DONNA COCHENER (solely with respect to Section 4.6)

/s/ Donna Cochener

[Signature Page to CVR Agreement]